Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Fourth Quarter Highlights

•	Total revenue of $50.2 million, a 42% period-over-period increase
•	Net loss of $(3.3) million; adjusted net income of $0.4 million
•	Loss per diluted share of $(0.08); adjusted earnings per diluted share of $0.01
•	Adjusted EBITDA of $10.4 million, a $3.6 million increase from the prior year, and a 21% Adjusted EBITDA margin
•	Total liquidity of $88.8 million, comprised of $33.8 million in cash on hand and $55.0 million of revolver availability

HOUSTON, TX, March 8, 2018  – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (“NCS” or the “Company”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2017.

Financial Review

Fourth Quarter 2017 Financial Results

Revenues were $50.2 million for the quarter, an increase of $14.7 million or 42% as compared to the fourth quarter of 2016. This increase was primarily attributable to an increase in the volume of sales  of our completions products and services due to higher customer drilling and well completion activity,  a full quarter of revenue from Spectrum Tracer Services, LLC (“Spectrum”) as well as the contributions from Repeat Precision, LLC (“Repeat Precision”). Total revenues decreased by 10% as compared to the third quarter of 2017 with a 51% increase in the U.S. offset by a 27% decrease in Canada and a 71% decrease in other countries.

Net loss was $(3.3) million, or $(0.08) per diluted share for the quarter ended December 31, 2017, which included a net expense of $5.0 million ($3.7 million after tax, or $0.09 per diluted share) related to the change in fair value of contingent consideration and certain other items. Adjusted net income, which excludes these items, was $0.4 million or $0.01 per diluted share for the quarter ended December 31, 2017. This compares to a net loss of $(0.9) million, or $(0.03) per diluted share in the fourth quarter of 2016, which included a net benefit of $0.2 million ($0.1 million after tax, or $0.00 per diluted share) related to restructuring charges, professional expenses incurred in connection with the initial public offering of our common stock (“IPO”) and acquisitions and realized and unrealized foreign currency gains and losses. Adjusted net loss, which excludes these items, was $(1.1) million or $(0.03) per diluted share for the quarter ended December 31, 2016.

Adjusted EBITDA was $10.4 million for the quarter, an increase of $3.6 million as compared to the fourth quarter of 2016. Adjusted EBITDA margin for the fourth quarter of 2017 was 21%, as compared to 19% for the fourth quarter of 2016.

Full Year 2017 Financial Results

For the year ended December 31, 2017, the Company reported revenues of $201.6 million, an increase of $103.2 million, or 105% as compared to the year ended December 31, 2016. Net income of $2.1 million for the year ended December 31, 2017 compares to a net loss of $(17.9) million for the year ended December 31, 2016.  Adjusted net income was $8.7 million for the year ended December 31, 2017 compared to an adjusted net loss of $(14.1) million for the year ended December 31, 2016. Adjusted EBITDA of $49.5 million for the year ended December 31, 2017 was an increase of $35.6 million as compared to the year ended December 31, 2016.

NCS completed its initial public offering of its common stock on May 3, 2017. Therefore, a portion of the year ended December 31, 2017 reflects a period during which the Company was privately-owned.

Capital Expenditures and Liquidity

The Company received $0.1 million in proceeds from sales of property and equipment, net, during the fourth quarter of 2017. Total capital expenditures, net, for the year ended December 31, 2017 were $5.0 million. These expenditures were made to support the growth of the business.

As of December 31, 2017, the Company had $33.8 million in cash, total availability under its revolving credit facility of $55.0 million and $27.0 million in total debt.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “Our fourth quarter results capped off a very eventful and successful year for NCS, highlighted by our IPO, our Repeat Precision Joint Venture and the Spectrum acquisition. During the quarter, our U.S. operations returned to sequential growth, driven by the full quarter contribution from our tracer diagnostic services offering and an increase in sliding sleeve sales. Our Canadian business outperformed our initial expectations for the quarter as well.

We increased our revenue for the full year by 105% compared to 2016, with strong growth from the U.S., Canadian and international markets, grew our Adjusted EBITDA to $49.5 million, a 25% margin, and again delivered positive free cash flow, which we define as net cash provided by operating activities less net purchases of property and equipment.

We have been encouraged by overall customer activity levels thus far in 2018, and continue to expect that we will be able to grow our revenues by 35% to 45% this year, as we continue to add to our customer base and deliver technology to our clients that helps them optimize well performance and field development strategies in a way that enhances their return on capital.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter 2017 and full year 2017 results on Friday, March 9, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 7269174. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 7269174. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. The Company provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China and Russia. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the Company’s website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$30,304	$25,915	$144,666	$73,220
Services	19,880	9,526	56,968	25,259
Total revenues	50,184	35,441	201,634	98,479
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	16,514	15,013	76,288	40,511
Cost of services, exclusive of depreciation and amortization expense shown below	8,081	4,923	22,504	13,322
Total cost of sales, exclusive of depreciation and amortization expense shown below	24,595	19,936	98,792	53,833
Selling, general and administrative expenses	18,135	11,698	64,707	37,061
Depreciation	1,139	431	3,193	1,766
Amortization	5,977	5,908	24,458	23,801
Change in fair value of contingent consideration	4,940	—	5,525	—
(Loss) income from operations	(4,602)	(2,532)	4,959	(17,982)
Other income (expense)
Interest expense, net	(555)	(1,548)	(4,306)	(6,286)
Other (expense) income, net	(47)	74	1,085	45
Foreign currency exchange gain (loss)	—	2,192	224	(2,522)
Total other (expense) income	(602)	718	(2,997)	(8,763)
(Loss) income before income tax	(5,204)	(1,814)	1,962	(26,745)
Income tax (benefit) expense	(1,352)	(883)	670	(8,818)
Net (loss) income	(3,852)	(931)	1,292	(17,927)
Net loss attributable to non-controlling interest	(509)	—	(810)	—
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(3,343)	$(931)	$2,102	$(17,927)
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.08)	(0.03)	$0.05	$(0.53)
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(0.08)	(0.03)	$0.05	$(0.53)
Weighted average common shares outstanding
Basic	43,912	34,006	40,484	34,008
Diluted	43,912	34,006	43,583	34,008

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$33,809	$18,275
Accounts receivable—trade, net	47,880	32,116
Inventories	33,135	17,017
Prepaid expenses and other current assets	1,616	2,445
Other current receivables	1,369	3,053
Deferred income taxes, net	—	2,116
Total current assets	117,809	75,022
Noncurrent assets
Property and equipment, net	23,651	9,759
Goodwill	184,478	122,077
Identifiable intangibles, net	136,412	118,697
Deposits and other assets	1,563	1,272
Total noncurrent assets	346,104	251,805
Total assets	$463,913	$326,827
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,448	$10,258
Accrued expenses	6,673	3,290
Income taxes payable	10,561	—
Other current liabilities	1,673	3,223
Current maturities of long-term debt	5,114	772
Total current liabilities	31,469	17,543
Noncurrent liabilities
Long-term debt, less current maturities	21,922	88,394
Contingent consideration	12,835	—
Other long-term liabilities	4,513	717
Deferred income taxes, net	24,183	42,695
Total noncurrent liabilities	63,453	131,806
Total liabilities	94,922	149,349
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, one share issued and outstanding at	—	—
December 31, 2017 and one share authorized, issued and outstanding at December 31, 2016
Common stock, $0.01 par value, 225,000,000 shares authorized, 43,931,484 shares issued and 43,913,136 shares outstanding at December 31, 2017 and 54,000,000 shares authorized,
34,024,326 shares issued and 34,005,978 shares outstanding at December 31, 2016	439	340
Additional paid-in capital	399,426	237,566
Accumulated other comprehensive loss	(66,707)	(82,015)
Retained earnings	23,864	21,762
Treasury stock, at cost; 18,348 shares at December 31, 2017 and at December 31, 2016	(175)	(175)
Total stockholders’ equity	356,847	177,478
Non-controlling interest	12,144	—
Total equity	368,991	177,478
Total liabilities and stockholders' equity	$463,913	$326,827

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017	2016
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$1,292	$(17,927)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,651	25,567
Amortization of deferred loan cost	444	740
Share-based compensation	6,108	1,354
Provision for inventory obsolescence	—	2,415
Deferred income tax benefit	(18,959)	(9,266)
(Gain) loss on sale of property and equipment	(33)	(143)
Foreign exchange (gain) loss on financing item	(1,760)	2,576
Deferred loan costs	1,422	—
Change in fair value of contingent consideration	5,525	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(9,490)	(6,482)
Inventories	(10,608)	3,540
Prepaid expenses and other assets	(114)	(119)
Accounts payable—trade	(3,755)	5,131
Accrued expenses	2,843	1,861
Other liabilities	(247)	1,209
Income taxes receivable/payable	15,795	228
Net cash provided by operating activities	16,114	10,684
Cash flows from investing activities
Purchases of property and equipment	(5,366)	(1,157)
Proceeds from sales of property and equipment	354	317
Purchases of intangible assets	(54)	—
Proceeds (funding) from short-term note receivable	1,000	(1,000)
Acquisitions of businesses, net of cash acquired	(81,155)	—
Net cash used by investing activities	(85,221)	(1,840)
Cash flows from financing activities
Equipment note borrowings	1,533	—
Payments on equipment note and capital leases	(704)	—
Promissory note borrowings	8,995	—
Payments on promissory note	(5,682)	—
Line of credit borrowings	20,000	—
Payment of deferred loan cost related to new credit agreement	(971)	—
Payments related to public offering	(2,178)	(242)
Proceeds from related party note receivable	752	—
Repayment of term note	(89,077)	—
Proceeds from the exercise of options for common stock, net	9	—
Purchases of treasury stock	—	(175)
Proceeds from issuance of common stock, net of offering costs	151,356	102
Net cash provided (used) by financing activities	84,033	(315)
Effect of exchange rate changes on cash and cash equivalents	608	201
Net change in cash and cash equivalents	15,534	8,730
Cash and cash equivalents beginning of period	18,275	9,545
Cash and cash equivalents end of period	$33,809	$18,275
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$3,023	$5,447
Cash paid for income taxes (net of refunds)	4,033	130
Noncash investing and financing activities
Unpaid costs related to public offering	—	708
Issuance of common stock for business acquisition	6,907	—
Assets obtained by entering into a capital lease	1,092	—

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing performance or which, in the case of share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net Income (Loss) is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period. We believe that Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Net (Loss) per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Diluted Share (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET INCOME (LOSS) AND ADJUSTED NET EARNINGS (LOSS) PER DILUTED SHARE

	Three Months Ended				Year Ended
	December 31, 2017		December 31, 2016		December 31, 2017		December 31, 2016
	Effect on Net (Loss) Income (After- Tax)	Impact on Diluted (Loss) Earnings Per Share	Effect on Net Loss (After- Tax)	Impact on Diluted Loss Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Loss (After- Tax)	Impact on Diluted Loss Per Share
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(3,343)	$(0.08)	$(931)	$(0.03)	$2,102	$0.05	$(17,927)	$(0.53)
Adjustments (after tax)
Write-off of debt issuance costs (a)	—	—	—	—	936	0.02	—	—
Restructuring charges (b)	—	—	(17)	—	—	—	185	0.01
IPO-related professional expense (c)	32	—	835	0.02	1,517	0.03	1,091	0.03
Acquisition and merger costs (d)	(18)	—	184	0.01	669	0.02	822	0.02
Realized and unrealized (gains) losses (e)	49	—	(1,124)	(0.03)	(169)	—	1,690	0.05
Change in fair value of contingent consideration (f)	3,657	0.09	—	—	3,638	0.08	—	—
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$377	$0.01	$(1,053)	$(0.03)	$8,693	$0.20	$(14,139)	$(0.42)

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our restructuring initiatives.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(d)	Represents costs of professional services incurred in connection with our acquisition of a 50% interest in Repeat Precision and Spectrum acquisition.
(e)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net (loss) income	$(3,852)	$(931)	$1,292	$(17,927)
Income tax (benefit) expense	(1,352)	(883)	670	(8,818)
Interest expense, net (a)	555	1,548	4,306	6,286
Depreciation	1,139	431	3,193	1,766
Amortization	5,977	5,908	24,458	23,801
EBITDA	2,467	6,073	33,919	5,108
Share-based compensation (b)	2,219	348	6,108	1,354
Restructuring charges (c)	—	(35)	—	277
Professional fees (d)	533	2,050	3,870	3,079
Unrealized foreign currency (gain) loss (e)	(3,169)	(2,303)	17,006	2,612
Realized foreign currency loss (gain) (f)	3,169	111	(17,230)	(89)
Change in fair value of contingent consideration (g)	4,940	—	5,525	—
Other (h)	234	579	300	1,539
Adjusted EBITDA	$10,393	$6,823	$49,498	$13,880
Adjusted EBITDA Margin	21%	19%	25%	14%

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our restructuring initiatives.
(d)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, financings and refinancings and the evaluation of proposed and completed acquisitions.
(e)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(g)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(h)

Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our initial public offering as permitted by the terms of our prior credit agreement and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
United States
Product Sales	$8,525	$7,133	$41,261	$17,595
Services	11,616	1,566	22,659	4,747
Total United States	20,141	8,699	63,920	22,342
Canada
Product Sales	21,762	18,257	96,716	53,088
Services	7,611	6,707	31,183	16,994
Total Canada	29,373	24,964	127,899	70,082
Other Countries
Product Sales	17	525	6,689	2,537
Services	653	1,253	3,126	3,518
Total Other Countries	670	1,778	9,815	6,055
Total
Product Sales	30,304	25,915	144,666	73,220
Services	19,880	9,526	56,968	25,259
Total	$50,184	$35,441	$201,634	$98,479